U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed  pursuant to Section  16(a) of the  Securities  Exchange  Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[X]  Form 4 Transactions Reported

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1.   Name and Address of Reporting Person*

   Chase                              Arnold               L.
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   (Last)                            (First)              (Middle)

                             c/o Chase Enterprises
                              One Commercial Plaza
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                                    (Street)

   Hartford                             CT                 06103
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   (City)                            (State)                (Zip)

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2.   Issuer Name and Ticker or Trading Symbol


ACCEL International Corporation  (ACLE)
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

        N/A

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4.   Statement for Month/Year

        January 2001

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5.   If Amendment, Date of Original (Month/Year)



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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

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7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                              or Beneficially Owned
================================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
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


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
*    If the form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)

                                                                          (Over)
(Form 5-07/99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)


                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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
Common Stock
Warrants             $2.00  1/20/00    J4    560,000         Immed.  1/20/05   Common   560,000    $0      ---       I       FN 1
(option to                                                                      Stock
 purchase)

Common Stock
Warrants             $2.00  4/19/00    J4     84,000         Immed.  4/19/05    Common   84,000    $0      ---       I       FN 1
(option to                                                                      Stock
 purchase)

Common Stock
Warrants             $2.00  4/26/00    J4     56,000         Immed.  4/26/05    Common   56,000    $0      ---       I       FN 1
(option to                                                                      Stock
 purchase)

Common Stock
Warrants             $2.00   5/4/00    J4     70,000         Immed.  5/4/05     Common   70,000    $0      ---       I       FN 1
(option to                                                                      Stock
 purchase)

Common Stock
Warrants             $2.00  6/16/00    J4     70,000         Immed.  6/16/05    Common   70,000    $0      ---       I       FN 1
(option to                                                                      Stock
 purchase)

Common Stock
Warrants             $2.00  6/29/00    J4     18,200         Immed.  6/29/05    Common   18,200    $0      ---       I       FN 1
(option to                                                                      Stock
 purchase)

Common Stock
Warrants             $2.00  7/14/00    J4    168,000         Immed.  7/14/05    Common  168,000    $0      ---       I       FN 1
(option to                                                                      Stock
 purchase)

Common Stock
Warrants             $2.00  7/14/00    J4            89,824  Immed.  7/14/05    Common   89,824    $0      ---       I       FN 1
(option to                                                                      Stock
 purchase)

Explanation of Responses:

**CONTINUED ON NEXT PAGE**

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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

Common Stock
Warrants             $2.00  8/16/00    J4     28,000          Immed.  8/16/05   Common    28,000   $0       ---      I       FN 1
(option to                                                                      Stock
 purchase)

Common Stock
Warrants             $2.00  8/16/00    J4             28,000  Immed.  8/16/05   Common    28,000   $0       ---      I       FN 1
(option to                                                                      Stock
 purchase)

Common Stock
Warrants             $2.00  9/07/00    J4    161,000          Immed.  9/07/05   Common   161,000   $0       ---      I       FN 1
(option to                                                                      Stock
 purchase)

Common Stock
Warrants             $2.00  9/07/00    J4            161,000  Immed.  9/07/05   Common   161,000   $0       ---      I       FN 1
(option to                                                                      Stock
 purchase)

Common Stock
Warrants             $2.00  9/29/00    J4     28,000          Immed.  9/29/05   Common    28,000   $0       ---      I       FN 1
(option to                                                                      Stock
 purchase)

Common Stock
Warrants             $2.00  12/29/00   J4     31,771          Immed.  12/29/05  Common    31,771   $0     996,147    I       FN 1
(option to                                                                      Stock
 purchase)

Explanation of Responses:

Item 4: Issuer issued warrants to Accel Finance Company LLC, a Connecticut limited liability company ("LLC") to purchase an aggregate of 1,274,971 shares of common stock as a condition to loans made by LLC to Issuer. There was no additional consideration for the warrants. Warrants covering 278,824 shares of Common Stock were assigned by LLC to Chase Dover, Inc., a Delaware corporation ("Chase Dover"), as a condition to loans made by Chase Dover to LLC. LLC used the proceeds of the loans from Chase Dover to fulfill its obligation to loan funds to Issuer. There was no additional consideration for the assignment of warrants from LLC to Chase Dover.

FN 1: By membership in LLC; 100% of the warrants held by LLC are reported here, but the reporting person holds less than a 100% interest in LLC and disclaims beneficial ownership of all of the warrants.



/s/ Arnold L. Chase                                            2-14-01
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


2 Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

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